CERTIFCATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFCATE OF INCORPORATION
                                       OF
                       GLOBAL PHARMACEUTICAL CORPORTATION



         GLOBAL PHARMACEUTICAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (hereinafter called the "Corporation") DOES HEREBY CERTIFY:

         FIRST: Subparagraph (a) of paragraph FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended and replaced in its entirety with the following:

     "FOURTH:

     Section 1. Authorization.

    (a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Nineteen Million (19,000,000) shares, consisting of (i) Seventeen Million (17,000,000) shares of common stock, $.01 par value per share (the "Common Stock"), and (ii) Two Million (2,000,000) shares of designated preferred stock, $.01 par value per share (the
  "Preferred Stock")."

     SECOND: The Certificate of Amendment of Restated Certificate of Incorporation herein certified was duly adopted by vote of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed, under penalties of perjury, and the facts stated herein are true and correct.

Dated: May 14, 1999



                                          By: /s/ Barry R. Edwards
                                              --------------------
                                              Barry R. Edwards, President and
                                               Chief Executive Officer